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                                                                  Exhibit (c)(8)

                         [WESTERN ATLAS INC. LETTERHEAD]




July 18, 1997



3-D Geophysical, Inc.
599 Lexington Avenue, Suite 3102
New York, New York  10022

Attention:        Mr. Joel Friedman
                  Chairman

RE:      Confidentiality and Non-Disclosure Agreement

Dear Mr. Friedman:

In connection with the evaluation of a potential transaction (a "Transaction") involving 3-D Geophysical, Inc. ("3-D") and Western Geophysical, a division of Western Atlas International, Inc. ("Western"), 3-D and Western propose to disclose to each other certain Confidential Information (as hereinafter defined) from time to time (each such party as disclosing party hereunder, a "Disclosing Party" and as recipient of Confidential Information hereunder, a "Recipient"). For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby undertake and agree as follows:

1.       Confidential Information

         (a) As used in this Agreement, the term "Confidential Information" means any and all information relating to a Disclosing Party, its financial condition, cash flow or results of operations, customers, assets or operations or any other aspect of its financial affairs or business, including, without limitation, those portions of any analyses, compilations, forecasts, studies or other documents relating thereto, except such thereof as (i) shall have become generally available to the public through no act or omission of Recipient in breach of this Agreement, (ii) which Recipient can establish was, prior to its disclosure by or on behalf of Disclosing Party to Recipient, already in Recipient's lawful possession, or (iii) which Recipient can establish was independently disclosed to Recipient by a third party who or which Recipient reasonably believes did not acquire such information under any obligation of confidentiality in favor of Disclosing Party (including, without limitation, as a direct or indirect result of the breach of any other party of any obligation of confidentiality to Disclosing Party).

         (b) Except as provided in this Agreement or with the prior written consent of Disclosing Party, at all times during the course of and for a period for two years following termination of the discussions relating to a potential Transaction, Recipient
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3-D Geophysical, Inc.
Western Geophysical
July 18, 1997
Page 2

         shall keep and shall cause its Representatives (as hereinafter defined) to keep, confidential and shall not directly or indirectly disclose or cause to be disclosed to anyone any Confidential Information which may be communicated to Recipient or to which Recipient may have access. Recipient shall not use any such Confidential Information for any purpose whatsoever other than to evaluate a Transaction; provided, however, that Recipient may communicate Confidential Information to such of Recipient's Representatives as Recipient in good faith determines have a need to know such Confidential Information for the purpose of evaluating a Transaction, and then only on the condition that each such person shall, prior to any such disclosure, (i) be informed that such Confidential Information is subject to this Agreement, and (ii) be directed by Recipient for the benefit of Disclosing Party not to disclose any Confidential Information to others or to use any Confidential Information except as permitted by this Agreement. Recipient agrees that any breach of this Agreement by any such person shall be deemed for all purposes to be a breach of this Agreement by Recipient. Representatives means all directors, officers, employees, affiliates, agents, representatives and controlling persons, within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, of any party to this Agreement, and, in the case of Western, such individual of Western Atlas Inc., the corporate parent of Western (collectively "Representatives").

         (c) Notwithstanding the provisions of Paragraph 1(b) above, or Paragraph 2 below, Recipient shall be entitled to disclose the Confidential Information or the fact that Recipient and Disclosing Party are considering a Transaction or that discussions or negotiations have taken or are taking place concerning a Transaction or any term, condition or other fact relating to a Transaction to the extent required by applicable law or requirement of any stock exchange or market upon which the equity securities of Recipient are listed or traded.

         (d) As between the parties hereto, all Confidential Information shall be and remain the sole and exclusive property of the Disclosing Party. Recipient shall keep and hold all physical embodiments of any Confidential Information, including, without limitation, those portions of any notes, computer programs and files, drawings, pictures, blueprints, plans, schematics, recordings, audio and video tapes, movies, prototypes, samples, photographs, tables, records, documents, notebooks and the like which constitute, contain, reflect or relate to Confidential Information, whether prepared by Disclosing Party, Recipient or on Recipient's behalf, and all excerpts, abstracts and other summaries of any thereof (collectively, "Confidential Documents"), which may from time to time be in Recipient's possession or otherwise under Recipient's control, in a secure place, and shall not make or cause to be made any copy or reproduction of any thereof without Disclosing Party's prior express written authorization. At Disclosing Party's request (made at any time or from time to time, whether during the course of or following termination of the discussions referred to above), Recipient shall promptly deliver to Disclosing Party or its nominee all Confidential Documents then in Recipient's



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3-D Geophysical, Inc.
Western Geophysical
July 18, 1997
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         possession, or under Recipient's control, whether or not Recipient shall have been previously authorized to retain the same, provided that Recipient may destroy Confidential Documents prepared by or on behalf of Recipient so long as such destruction is confirmed to Disclosing Party by the certification of an officer of the Recipient. Notwithstanding the foregoing, the attorneys of Recipient may retain one set of the Confidential Documents for use solely in connection with defending itself or its Representatives against a claim regarding its obligations hereunder.

         (e) Recipient understands that the Disclosing Party will endeavor to include in the Confidential Information those materials which Disclosing Party believes to be reliable and relevant for the purpose of Recipients evaluation of a Transaction; however, no Disclosing Party makes any express or implied representation or warranty as to the accuracy or completeness of any information provided hereunder. Recipient agrees that the Disclosing Party will not have any liability relating to the Confidential Information or for any errors therein or omissions therefrom and Recipient shall not be entitled to rely on such Confidential Information except as to the extent representations and warranties are provided in any definitive documentation relating to a Transaction, subject to the restrictions and limitations set forth in such documentation.

         (f) Each party hereby acknowledges that it is aware (and that is Representatives who are apprised of this matter have been, or upon becoming so apprised will be, advised) of the restrictions imposed by the United States securities laws on a person possessing material non-public information about a company whose equity securities are publicly traded.

2.       No Disclosure Regarding Transaction

         For the term of this Agreement, neither party shall disclose to any person, other than to its Representatives, that Recipient and Disclosing Party are considering a Transaction or that discussions or negotiations have taken or are taking place concerning a Transaction or any term, condition or other fact relating to a Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3.       Due Authorization

         Each of the parties represents and warrants to the other that it has full power, authority and legal right to enter into this Agreement and to incur and perform its obligations hereunder.

4.       Entire Agreement and Amendments

                  (a) This Agreement shall expire two years after the date hereof.


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3-D Geophysical, Inc.
Western Geophysical
July 18, 1997
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         (b) This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and merges all prior discussions and writings between them as to their respective rights and obligations respecting such subject matter.

         (c) This Agreement may not be amended, nor may any provisions hereof be modified or waived, except by an instrument duly executed by or on behalf of the party to be charged therewith. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right hereunder.

5.       Notices

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon (a) personal delivery, (b) deposit in the mails, registered or certified mail, postage prepaid, return receipt requested, in either case addressed to the address for such party specified herein or to such other address as such party may designate by notice to the other party given in accordance with this Paragraph 5, or (c) sending via facsimile the same to the fax number set forth below:

         If to 3-D, (212) 317-9230 (attention: Joel Friedman, Chairman); if to Western, (713) 266-1717 (attention: James E. Brasher, General Counsel).

6.       Governing Law Jurisdiction

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

If the foregoing correctly sets forth the terms of our understanding, please evidence Western's agreement therewith by signing the enclosed copy of this letter in the space provided below and returning it to my attention, whereupon it will become a binding agreement between us in accordance with its terms.



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3-D Geophysical, Inc.
Western Geophysical
July 18, 1997
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Very truly yours,


WESTERN GEOPHYSICAL, A DIVISION OF
WESTERN ATLAS INTERNATIONAL, INC.


By: /s/ Jesse Perez
    ----------------------------------
                   Jesse Perez


Title:   Sr. Vice President, Finance
         and Administration


ACKNOWLEDGED AND AGREED as of the date first written above:


3-D GEOPHYSICAL, INC.


By: /s/ Joel Friedman
    ----------------------------------
                  Joel Friedman


Title:   Chairman



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